TRANSFER AGENCY AGREEMENT

THIS TRANSFER AGENCY AGREEMENT (the “Agreement”) is made as of this 1st day of June, 2017, by and between The Chartwell Funds, a Delaware statutory trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Transfer Agent”).

WHEREAS, the Trust is an open-end investment company registered under the 1940 Act (as defined below) and authorized to issue Shares; and

WHEREAS, the Trust and Transfer Agent desire to enter into an agreement pursuant to which Transfer Agent shall provide Services to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Transfer Agent with Instructions on behalf of the Trust, whose name shall be certified to Transfer Agent from time to time pursuant to Section 3(b) of this Agreement. Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust and received by Transfer Agent) and has the authority to certify to Transfer Agent the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Trust.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Custodian” shall mean the financial institution appointed as custodian under the terms and conditions of a custody agreement between the financial institution and the Trust, or its successor.

 “Declaration of Trust” shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

“Fund” shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which the Trust has appointed Transfer Agent to provide Services under this Agreement as designated on Schedule A hereto as such Schedule may be amended from time to time. Each investment portfolio shall be referred to as a “Fund” and such investment portfolios shall collectively be referred to as the “Funds.”

“Fund Business Day” shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

“Investment Adviser” shall mean a Fund’s investment adviser(s) or investment advisers to the Funds and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Transfer Agent. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Offering Price” shall mean the price per share that the Shares will be offered for sale to the public calculated in accordance with the Fund’s then current Prospectus.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by Transfer Agent from the Trust with respect to which the Trust has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-1A at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the transfer agency and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or class thereof, of each respective Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of each respective Fund.

2.	Appointment and Services

(a) The Trust hereby appoints Transfer Agent as transfer agent and dividend disbursing agent of all Shares and hereby authorizes Transfer Agent to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the direction and control of the Board and utilizing information provided by the Trust and its current and prior agents and service providers, Transfer Agent will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Transfer Agent shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Transfer Agent provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b) Transfer Agent may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that Transfer Agent shall remain responsible to the Trust for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Transfer Agent were itself providing such Services.

(c) Transfer Agent’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Transfer Agent hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Trust, any Fund or by any other current or prior agent or service provider. To the extent that Transfer Agent agrees to take such actions, those actions shall be deemed part of the Services.

(d) Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust in connection with the issuance of any Shares in accordance with this Agreement.

(e) Processing and Procedures

(i) Transfer Agent agrees to accept purchase orders and redemption requests with respect to the Shares of each Fund via postal mail, telephone, electronic delivery or personal delivery on each Fund Business Day in accordance with such Fund’s Prospectus; provided, however, that Transfer Agent shall only accept purchase orders from jurisdictions in which the Shares are qualified for sale, as indicated from time to time by the Trust or pursuant to an Instruction. Transfer Agent shall determine whether each redemption request is in good order and shall effect such redemption in accordance with the redemption procedures described in the Fund’s Prospectus, including but not limited to whether a redemption fee is payable. Transfer Agent shall, as of the time at which the net asset value (“NAV”) of each Fund is computed on each Fund Business Day, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the NAV per Share of the respective Fund specified in a communication received on such Fund Business Day from or on behalf of the Fund. Transfer Agent shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer (“ACH”) or such other methods to which the parties shall mutually agree.

(ii) Upon receipt of a redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s redemption and payment procedures described in the Prospectus.

(iii) Except as otherwise provided in this paragraph, Transfer Agent will exchange, transfer or redeem Shares upon presentation to Transfer Agent of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as Transfer Agent deems necessary to evidence the authority of the person making such exchange, transfer or redemption. Transfer Agent reserves the right to refuse to exchange, transfer or redeem Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a Medallion signature guarantee by an “Eligible Guarantor Institution” as that term is defined by Commission in Rule 17Ad-15. Transfer Agent also reserves the right to refuse to exchange, transfer or redeem Shares until it is satisfied that the requested exchange, transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make exchanges, transfers or redemptions which Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such exchange, transfer or redemption. Notwithstanding any provision contained in this Agreement to the contrary, Transfer Agent shall not be required or expected to require, as a condition to any exchange, transfer or redemption of any Shares pursuant to an electronic data transmission, any documents to evidence the authority of the person requesting the exchange, transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Section 3(e).

(iv) In connection with each purchase and each redemption of Shares, Transfer Agent shall send such statements as are prescribed by the federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Trust or made available to Shareholders.

(v) Transfer Agent and the Trust shall establish procedures for effecting purchase, redemption, exchange or transfer transactions accepted from Shareholders by telephone or other methods consistent with the terms of the Prospectus. Transfer Agent may establish such additional procedures, rules and requirements governing the purchase, redemption, exchange or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. Transfer Agent shall not be liable, and shall be held harmless by the Trust, for its actions or omissions which are consistent with the foregoing procedures.

(f) Dividends and Distributions

(i) When a dividend or distribution has been declared, the Trust shall give or cause to be given to Transfer Agent a copy of a resolution of the Board that either:

(A) sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to Transfer Agent on such payment date; or

(B) authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes Transfer Agent to rely on a certificate of an Authorized Person setting forth the information described in subparagraph (A) above.

(ii) In connection with a reinvestment of a dividend or distribution of Shares of a Fund, Transfer Agent shall as of each Fund Business Day, as specified in a certificate or resolution described in subparagraph (i), issue Shares of the Fund based on the NAV per Share of such Fund specified in a communication received from or on behalf of the Fund on such Fund Business Day.

(iii) Upon the mail date specified in such certificate or resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of Transfer Agent on behalf of a Fund, an amount of cash sufficient for Transfer Agent to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. Transfer Agent shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If Transfer Agent does not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, Transfer Agent shall, upon notifying the Trust, withhold payment to such Shareholders until sufficient cash is provided to Transfer Agent.

(iv) It is understood that Transfer Agent in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that Transfer Agent shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.

(g) Records

(i) Transfer Agent shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. Transfer Agent shall destroy records only at the direction of the Trust, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). Transfer Agent may deliver to the Trust from time to time at Transfer Agent’s discretion, for safekeeping or disposition by Transfer Agent in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as Transfer Agent may deem expedient, other than those which Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Trust shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by Transfer Agent, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the trustees, officers, employees, and auditors of the Trust. Notwithstanding anything contained herein to the contrary, Transfer Agent shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

(h) Anti-Money Laundering (“AML”) Services

(i) Background In order to assist its transfer agency clients with their AML responsibilities under the USA PATRIOT Act of 2001, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department and other applicable regulations adopted thereunder (the “AML Laws”), Transfer Agent offers various tools designed to: (a) aid in the detection and reporting of potential money laundering activity by monitoring certain aspects of Shareholder activity; and (b) assist in the verification of persons opening accounts with the Trust and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“AML Monitoring Activities”). In connection with the AML Monitoring Activities, Transfer Agent may encounter Shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR 103.15(a)(2) (“Suspicious Activity”). The Trust has, after review, selected various procedures and tools offered by Transfer Agent to comply with its AML and customer identification program obligations under the AML Laws (the “AML Procedures”), and desires to implement the AML Procedures as part of its overall AML program and, subject to the terms of the AML Laws, delegate to Transfer Agent the day-to-day operation of the AML Procedures on behalf of the Trust.

(ii) Delegation The Trust acknowledges that it has had an opportunity to review, consider and select the AML Procedures and the Trust has determined that the AML Procedures, as part of the Trust’s overall AML program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Trust hereby instructs and directs Transfer Agent to implement the AML Procedures on its behalf, as such may be amended or revised from time to time. The customer identification verification component of the AML Procedures applies only to Shareholders who are residents of the United States. The Trust hereby also delegates to Transfer Agent the authority to report Suspicious Activity to FinCEN.

(iii) SAR Filing Procedures

(A) When Transfer Agent observes any Suspicious Activity, Transfer Agent shall prepare a draft of a SAR on Form SAR-SF, and shall send a copy to the Trust’s AML compliance officer for review. Transfer Agent shall complete each SAR in accordance with the procedures set forth in 31 CFR §103.15(a)(3), with the intent to satisfy the reporting obligation of both Transfer Agent and the Trust. Accordingly, the SAR shall include the name of both Transfer Agent and the Trust.

(B) The Trust’s AML compliance officer shall review the SAR and provide comments, if any, to Transfer Agent within a time frame sufficient to permit Transfer Agent to file the SAR in accordance with the deadline set forth in 31 CFR §103.15(b)(3). Transfer Agent (or its affiliate) shall file the SAR in accordance with the procedures set forth in 31 CFR §103.15(b).

(C) Transfer Agent shall provide to the Trust a copy of each SAR filed, together with supporting documentation. In addition, Transfer Agent shall maintain a copy of the same for a period of at least five (5) years from the date of the SAR filing.

(D) Nothing in this Agreement shall prevent either party from making a determination that such party has an obligation under the USA PATRIOT Act of 2001 to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto.

(iv) Amendment to Procedures It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Trust as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s AML responsibilities.

(v) Reporting Transfer Agent agrees to provide to the Trust: (i) prompt notification of any transaction or combination of transactions that Transfer Agent believes, based on the AML Procedures, evidence potential money laundering activity in connection with the Trust or any Shareholder; (ii) prompt notification of any true and complete match of a Shareholder(s) to the names included on the Office of Foreign Asset Controls (OFAC) list or any Section 314(a) search list; (iii) any reports received by Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to Transfer Agent’s AML Monitoring Activities; (iv) any action taken in response to AML violations as described above; and, (v) quarterly reports of its monitoring and verification activities on behalf of the Trust. Transfer Agent shall provide such other reports on the verification activities conducted at the direction of the Trust as may be agreed to from time to time by Transfer Agent and the Trust’s AML compliance officer.

(vi) Inspection The Trust hereby directs, and Transfer Agent agrees to: (1) permit federal regulators access to such information and records maintained by Transfer Agent and relating to Transfer Agent’s implementation of the AML Procedures on behalf of the Trust, as they may request; and, (2) permit such federal regulators to inspect Transfer Agent’s implementation of the AML Procedures on behalf of the Trust.

(vii) Disclosure Obligations Regarding SARs Neither Transfer Agent nor the Trust shall disclose any SAR filed or the information included in a SAR to any third party other than affiliates of Transfer Agent or the Trust on a need to know basis and in accordance with applicable law, rule, regulation and interpretation, that would disclose that a SAR has been filed.

(i) Rule 22c-2 Monitoring

(i) Background Under Rule 22c-2 of the 1940 Act the Trust is required to obtain and analyze information about the trading activity of shareholders investing through financial intermediaries on an undisclosed basis (“Shareholder Information”) for the purpose of assisting the Trust in implementing its policies on frequent trading of Fund shares. In its capacity as transfer agent, Transfer Agent has access to Shareholder Information through the SunGard Transaction Network 22c-2 Service Solution (“STN 22c-2 Service System”).

(ii) Monitoring Procedures

(A) The Trust has adopted policies concerning the frequent trading of Shares. For the purpose of complying with Rule 22c-2, the Trust has adopted criteria designed to detect frequent trading activity (“22c-2 Monitoring Procedures”) and has communicated such criteria to Transfer Agent.

(B) The Trust hereby instructs and directs Transfer Agent to implement the 22c-2 Monitoring Procedures on its behalf, as such may be amended or revised from time to time.

(iii) Shareholder Information Agreements Rule 22c-2 requires the Trust to have in place a written agreement with each Shareholder that is a financial intermediary. The Trust has approved a form of Shareholder Information Agreement (“SIA”) for Transfer Agent’s use. Transfer Agent will enter into an SIA in its capacity as transfer agent for the Trust with each financial intermediary that opens an account with the Trust (or will do so in the case of financial intermediaries that open an account with the Trust in the future). In the event a financial intermediary tenders a form of SIA materially different from the form of SIA approved by the Trust, the Trust will be responsible for reviewing and negotiating such SIA.

(iv) Information Requests Transfer Agent will inform the Trust each time the 22c-2 Monitoring Procedures indicate frequent trading activity in the Funds. Upon each such occurrence, Transfer Agent and the Trust will review the trading information, together with such other information as Transfer Agent and the Trust deem relevant, to determine whether additional information should be requested. Transfer Agent will submit information requests to financial intermediaries in accordance with the Trust’s 22c-2 Monitoring Procedures or as otherwise directed by the Trust. When such additional information is obtained from the financial intermediary, Transfer Agent will forward the information to the Trust for further consideration.

(v) Implementation of Trading Restrictions In the event the Trust determines that a trading restriction should be applied, Transfer Agent shall instruct the financial intermediary to implement the appropriate restrictions as articulated by the Trust.

(vi) Record Retention Transfer Agent shall maintain, in an easily accessible place, a copy of each SIA in its possession for at least six (6) years beyond the termination date of such SIA or for such period that Transfer Agent provides Services under this Agreement, whichever is shorter.

(vii) STN 22c-2 Service System The Trust acknowledges that Transfer Agent’s provision of the services contemplated in Section 2(i) in part depends on Transfer Agent’s use of a proprietary technology solution developed by SunGard Institutional Brokerage, Inc. (“SunGard”). Transfer Agent may provide the Trust with access to the STN 22c-2 Service System for the sole purpose of reviewing shareholder trading activity to identify frequent trading in shares of the Funds. Therefore, the Trust hereby agrees to the following:

(A) Any access to software made available to the Trust in connection with the provision of services under this subparagraph, including, without limitation, the STN 22c-2 Service System, is licensed, not sold, and SunGard and/or Transfer Agent (and their affiliates) shall retain all rights, title and interest in such software. The Trust is granted a nonexclusive, limited license to use the software for the sole and limited purpose described in this subparagraph. Such license shall immediately terminate upon termination of this Agreement. In addition, any license to use the STN 22c-2 Service System shall immediately terminate in the event that Transfer Agent’s license to use the STN 22c-2 Service System is terminated. Upon termination of any such software license, the Trust will discontinue all use of the STN 22c-2 Service System and any written documentation provided to the Trust by Transfer Agent or SunGard. The Trust agrees to assist Transfer Agent with its obligations to return STN 22c-2 Service System materials resulting from termination of the license.

(B) The Trust shall maintain in connection with its access to the STN 22c-2 Service System, reasonable access controls and system security requirements necessary to protect the confidentiality and intellectual property rights of SunGard in the STN 22c-2 Service System. The Trust agrees that any contractors hired by the Trust with access to the STN 22c-2 Service System shall enter into a confidentiality agreement concerning such access.

(C) DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 2(i), ANY ACCESS TO THE STN 22c-2 SERVICE SYSTEM IS PROVIDED ON AN “AS IS” BASIS. TRANSFER AGENT MAKES NO REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INTERFERENCE, OR NON-INFRINGEMENT. TRANSFER AGENT SHALL HAVE NO LIABILITY WITH RESPECT TO ANY THIRD PARTY PRODUCTS OR SERVICES.

3.	Representations and Deliveries

(a) The Trust shall deliver or cause the following documents to be delivered to Transfer Agent:

(1) A copy of the Declaration of Trust and By-laws and all amendments thereto, certified by the Secretary of the Trust;

(2) Copies of the Trust’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

(3) A certificate signed by the President and Secretary of the Trust specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such shares are fully paid and non-assessable, and the status of the Shares under the 1933 Act and any other applicable federal law or regulation;

(4) A certified copy of the resolutions of the Board appointing Transfer Agent and authorizing the execution of this Agreement on behalf of the Trust; and

(5) A certificate containing the names of the initial Authorized Persons in a form acceptable to Transfer Agent. Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time. The certificate required by this paragraph shall be signed by an officer of the Trust and designate the names of the Trust’s initial Authorized Persons.

(6) All Shareholder account records in a format acceptable to Transfer Agent, in Milwaukee, Wisconsin and at the Trust’s expense.

(7) Prior written notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to Transfer Agent such documents, certificates, reports and legal opinions as it may reasonably request.

(8) All other documents, records and information that Transfer Agent may reasonably request in order for Transfer Agent to perform the Services hereunder.

(c) Transfer Agent will provide to the Trust, in connection with its appointment hereunder, and annually thereafter, a report on its controls under Rule 17Ad-13 of the 1934 Act as well as such certifications of compliance as may be reasonably requested by the Trust from time to time.

(b) The Trust represents and warrants to Transfer Agent that:

(1) It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(2) It is duly registered as an open-end investment company under the 1940 Act.

(3) A Registration Statement under the 1933 Act will be effective before the Fund will issue Shares and will remain effective during such period as the Fund is offering Shares for sale. Additionally, appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Funds being offered for sale.

(4) All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Declaration of Trust and each Fund’s Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

(5) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c) During the term of this Agreement the Trust shall have the ongoing obligation to provide Transfer Agent with a copy of each Fund’s currently effective Prospectus as soon as they become effective. For purposes of this Agreement, Transfer Agent shall not be deemed to have notice of any information contained in any such Prospectus until three (b) business days after it is actually received by Transfer Agent.

(d) The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Trust and the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of each Fund as set forth in the Prospectus. Transfer Agent’s Services hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Transfer Agent will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Trust if it becomes aware of any material non-compliance which relates to the Trust. The Transfer Agent shall provide the Trust with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e) The Trust agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Trust receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Trust will give prompt notice thereof to Transfer Agent.

(f) The Trust agrees that it shall advise Transfer Agent in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of Transfer Agent hereunder, and shall proceed with such change only if it shall have received the written consent of Transfer Agent thereto.

(g) Trust Instructions

(i) The Trust, under the supervision of its Board of Trustees, shall cause its officers, Investment Adviser(s), legal counsel, independent accountants, administrator, fund accountant, Custodian and other service providers and agents to cooperate with Transfer Agent and to provide Transfer Agent with such information, documents and communications as necessary and/or appropriate or as requested by Transfer Agent, in order to enable Transfer Agent to perform the Services. The Trust shall use its best efforts to cause any of its former officers, Investment Adviser(s), legal counsel, independent accountants, Custodian or other service providers to provide Transfer Agent with such information, documents and communications as necessary and/or appropriate in order to enable Transfer Agent to perform the Services. In connection with the performance of the Services, Transfer Agent shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Transfer Agent by an Authorized Person or by any of the aforementioned persons. Transfer Agent shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Trust. Transfer Agent shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Trust, Investment Adviser, Authorized Person or service provider until receipt of written notice thereof from the Trust.

(ii) The Trust shall provide Transfer Agent with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Transfer Agent shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Trust.

(iii) Transfer Agent, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Trust only if such representative is an Authorized Person. The Trust agrees that when oral Instructions are given, it shall, upon the request of Transfer Agent, confirm such Instructions in writing.

(iv) At any time, Transfer Agent may request Instructions from the Trust with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then Transfer Agent may seek advice from legal counsel for the Trust at the expense of the Trust, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

(h) Transfer Agent represents and warrants to the Trust that:

(i) It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii) Transfer Agent shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Trust’s reasonable request, the Transfer Agent shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv) It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

4.	Fees and Expenses

(a) As compensation for the performance of the Services, the Trust agrees to pay Transfer Agent the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds. In addition, to the extent that Transfer Agent corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior agent or service provider, Transfer Agent shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

(b) Transfer Agent will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Transfer Agent shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, administrators, fund accountants, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws.

(c) The Trust also agrees to promptly reimburse Transfer Agent for all out-of-pocket expenses or disbursements incurred by Transfer Agent in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If requested by Transfer Agent, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Transfer Agent requests advance payment, Transfer Agent shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(d) The Trust agrees to pay all amounts due hereunder within thirty (30) days of the date reflected on the statement for such Services (the “Due Date”). Except as provided in Schedule C, Transfer Agent shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Transfer Agent). Transfer Agent may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of reimbursable out-of-pocket expenses.

(e) In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Transfer Agent in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Transfer Agent provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(f) The Trust acknowledges that the fees charged by Transfer Agent under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Sections 2, 3 and 6. Modifying the allocation of risk from what is stated herein would affect the fees that Transfer Agent charges. Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.

5.	Confidential Information

(a) Transfer Agent agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds’ Shareholders, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) when requested by a Shareholder or Shareholder’s agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest; (iii) when requested by the Trust, a Fund, the Shareholder, the Shareholder’s agent or the dealer of record with respect to such account; (iv) to seek to prevent fraud and/or money laundering by providing certain shareholder information to other financial institutions; (v) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or, (vi) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Transfer Agent received the information. In case of any requests or demands for inspection of the records of the Funds, Transfer Agent will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of Transfer Agent or any of its employees, agents or representatives, and information which was already in the possession of Transfer Agent prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. Transfer Agent will implement and maintain such appropriate security measures as are necessary for the protection of confidential shareholder information. The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.
(b) In connection with Transfer Agent’s provision of the Services the Trust may have access to and become acquainted with confidential proprietary information of Transfer Agent, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not generally by the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding Administrator’s information security program; and (e) anything designated as confidential (collectively, “Transfer Agent Confidential Information”). Neither the Trust, its investment adviser(s), nor any of their officers, employees or agents shall disclose any of the Transfer Agent Confidential Information, directly or indirectly, or use the Transfer Agent Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party under this Agreement. The term “Transfer Agent Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the receiving party; was available to the receiving party on a non-confidential basis prior to its disclosure by Transfer Agent or any of its affiliates; or (c) independently developed or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its affiliates. The Trust represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Transfer Agent Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c) The provisions of this Section 4 will survive the termination of this Agreement and will inure to the benefit of the parties and their successors and assigns.

6. Limitation of Liability In addition to the limitations of liability contained in Sections 2 and 3 of this Agreement:

(a) Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from Transfer Agent’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Transfer Agent shall not be liable for: (1) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by Transfer Agent from an officer or representative of the Trust or from any Authorized Person; or, (2) any action taken, or omission by, a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent).

(b) Notwithstanding anything herein to the contrary, Transfer Agent will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Transfer Agent will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c) In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d) Notwithstanding any other provision of this Agreement, Transfer Agent shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i) the legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Trust, as the case may be, to request such sale or issuance;

(ii) the legality of a transfer, exchange, purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Trust, as the case may be, to request such transfer, exchange or redemption;

(iii) the legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend;

(iv) the legality of any recapitalization or readjustment of Shares;

(v) Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange or redemption of Shares received by Transfer Agent in accordance with procedures established by Transfer Agent and the Trust; or

(vi) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(e) Transfer Agent may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Trust in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Transfer Agent shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any Medallion signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer, exchange and redemption procedures described in the Prospectus.

(f) The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.	Indemnification

(a) The Trust agrees to indemnify and hold harmless Transfer Agent, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following:

(i) any action or omission of Transfer Agent except to the extent a Claim resulted from Transfer Agent’s willful misfeasance, bad faith, gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

(ii) Transfer Agent’s reasonable reliance on, implementation of, or use of Instructions, communications, data, documents or information (without investigation or verification) received by Transfer Agent from an officer or representative of the Trust, any Authorized Person or any past or current service provider (not including Transfer Agent);

(iii) any action taken, or omission by, a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent);

(iv) the Trust’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Trust’s gross negligence or misconduct or breach of any representation or warranty of the Trust made herein;

(v) the legality of the issue or sale of any Shares, the sufficiency of the amount received therefore, or the authority of the Trust, as the case may be, to have requested such sale or issuance;

(vi) the legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend;

(vii) the legality of any recapitalization or readjustment of Shares;

(viii) Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange or redemption of Shares received by Transfer Agent in accordance with procedures established by Transfer Agent and the Trust;

(ix) the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of Transfer Agent’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase, redemption, transfer or exchange of Shares shall be presumed not to have been the result of Transfer Agent’s willful misfeasance, bad faith or gross negligence; and

(x) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state or other jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(b) Promptly after receipt by Transfer Agent of notice of the commencement of an investigation, action, claim or proceeding, Transfer Agent shall, if a claim for indemnification in respect thereof is made under this section, notify the Trust in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Transfer Agent or any Indemnified Party. The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by Transfer Agent, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel and notifies Transfer Agent of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Trust’s election. If the Trust does not elect to assume the defense of any such suit, or in case Transfer Agent does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or in case there is a conflict of interest between the Trust and Transfer Agent or any Indemnified Party, the Trust will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Transfer Agent and them. The Trust’s indemnification agreement contained in this Section 7 and the Trust’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Transfer Agent and each Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Transfer Agent’s benefit, to the benefit of each Indemnified Party and their estates and successors. The Trust agrees to promptly notify Transfer Agent of the commencement of any litigation or proceedings against the Trust or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c) The obligations of the parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.	Term

(a) This Agreement shall become effective with respect to each Fund as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect for a one-year (1) period beginning on the date of this Agreement (the “Initial Term”). Thereafter if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive annual periods (each a “Renewal Term”).

(b) Either party may terminate this Agreement at the end of the Initial Term or a Renewal Term by giving the other party a written notice not less than ninety (90) days prior to the date the termination is to be effective. In the event such notice is given by the Trust pursuant to Section 11.02, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Trust certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by Transfer Agent, the Trust shall on or before the termination date, deliver to Transfer Agent a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Trust, the Trust shall be deemed to be its own transfer agent as of the termination date and Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by Transfer Agent, but unpaid by the Trust upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

(c) Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation of a Fund or the Trust, Transfer Agent shall deliver the records of the Trust to the Trust or its successor transfer agent in a form that is consistent with Transfer Agent’ applicable license agreements at the expense of the Trust, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Trust shall be responsible to Transfer Agent for all costs and expenses associated with the preparation and delivery of such media and all reasonable trailing expenses incurred by Transfer Agent, including, but not limited to: (a) out-of-pocket expenses; (b) any custom programming requested by the Trust in connection with the preparation of such media and agreed upon by Transfer Agent; (c) transportation of forms and other materials used in connection with the processing of Trust transactions by Transfer Agent; and (d) transportation of records and files in the possession of Transfer Agent. In addition, Transfer Agent shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by the Trust and agreed to by Transfer Agent in connection with the termination of this Agreement or the liquidation or merger of the Trust. Transfer Agent shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

9.	Miscellaneous

(a) Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

Transfer Agent:	UMB Fund Services, Inc.
235 W. Galena St.
Milwaukee, WI 53212
Attention: Anthony J. Fischer, with a copy to General Counsel

Trust:	The Chartwell Funds
1205 Westlakes Drive, Suite 400
Berwyn, PA 19312
Attention: Greg Hagar

(b) Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c) This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e) The services of Transfer Agent hereunder are not deemed exclusive. Transfer Agent may render transfer agency and dividend disbursement services and any other services to others, including other investment companies.

(f) The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g) This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

(h) This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement of Transfer Agent and the Trust and supersedes all prior negotiations, understandings and agreements with respect to transfer agency and dividend disbursement services.

(i) Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j) Transfer Agent shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Transfer Agent in connection with the Services provided by Transfer Agent to the Trust hereunder.

(k) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Transfer Agent may, in its sole discretion and upon advance written notice to the Trust, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

(l) The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Trust.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

THE CHARTWELL FUNDS
(the “Trust”)

By:
Timothy J. Riddle
President

UMB FUND SERVICES, INC.
(“Transfer Agent”)

By:
Anthony J. Fischer
President

Schedule A
to the
Transfer Agency Agreement
by and between
The Chartwell Funds
and
UMB Fund Services, Inc.

NAMES OF FUNDS

Berwyn Fund
Berwyn Income Fund
Chartwell Mid Cap Value Fund
Chartwell Small Cap Value Fund
Chartwell Small Cap Growth Fund
Chartwell Short Duration High Yield Fund

Schedule B
to the
Transfer Agency Agreement
by and between
The Chartwell Funds
and
UMB Fund Services, Inc.

SERVICES

In addition to, or in connection with, the Services set forth in Section 2 of the Agreement and subject to the direction of, and utilizing information provided by, the Trust, Investment Adviser, and the Trust’s agents, Transfer Agent will provide the following Services:

▪	Set up and maintain Shareholder accounts and records, including IRAs and other retirement accounts

▪	Follow-up with prospects who return incomplete applications

▪	Store account documents electronically

▪	Receive and respond to Shareholder account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific Shareholder account information

▪
Determine whether redemption requests are in good order and effect such redemptions in accordance with the redemption procedures described in the Fund’s Prospectus, including but not limited to whether a redemption fee is payable.

▪
Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested ACH, or such other means as the parties shall mutually agree

▪	Process dividend payments by check, wire or ACH, or reinvest dividends

▪	Issue daily transaction confirmations and monthly or quarterly statements

▪	Issue comprehensive clerical confirmation statements for maintenance transactions

▪	Provide cost basis statements

▪	Mail prospectuses, annual and semi-annual reports, and other Shareholder communications to existing shareholders

▪	Implement the Trust’s AML Procedures as contemplated by Section 2(h) of this Agreement

▪	File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS

▪	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

▪	Calculate 12b-1 plan fees and payments under shareholder servicing plans

▪	Provide standards to structure forms and applications for efficient processing

▪	Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

▪	Provide basic report access for up to four (4) people

▪
Assist the Trust in complying with SEC Regulation S-ID adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Red Flags Rule”) by monitoring/handling shareholder accounts in accordance with the Trust’s identity theft prevention program and reporting any possible instances of identity theft to the Trust

▪	Conduct periodic postal clean-up

Optional Services

The Funds may contract with Transfer Agent to provide one or more of the following optional services for additional fees.

▪	Transfer Agent’s Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services, Vision, Adviser Central and email services

▪	VRU services (per fund group)

▪	Shareholder “welcome” packages with initial confirmation

▪	Access to Transfer Agent’s Tax and Retirement Group to answer questions and coordinate retirement plan options

▪	Arrange to make available money market funds for short-term investment or exchanges

▪	Dedicated service representatives

▪	Weekend and holiday shareholder services

▪	Customized reorder form tracking

▪	Give dealers access through NSCC’s Fund/SERV and Networking

▪	Customized forms, applications and statements

Schedule C
to the
Transfer Agency Agreement
by and between
The Chartwell Funds
and
UMB Fund Services, Inc.

FEES

Base Fee*
Annual net asset-based fee per fund			0.5 basis points
■	Subject to an annual minimum for funds up to $50 million in assets
	☐	No-load fund	$18,000
	☐	Load or daily accrual fund	$22,000
■	Subject to an annual minimum for funds over $50 million in assets
	☐	No-load fund	$24,000
	☐	Load or daily accrual fund	$28,000
*	The higher of either account fees plus basis points or minimums will be used to determine the base fee.

Account Fees
■	Open account fee (per year)
	☐	Quarterly/annual dividend funds	$14.00
	☐	Monthly dividend funds	$15.00
	☐	Daily dividend funds	$19.00
	☐	Matrix level 3 accounts	$12.00
■	Closed account fee (per year)		$2.50

Share classes
In addition to the first (per month, per class)	$1,000

USA PATRIOT Act & Escheatment Fees
■	Per fund (per year)	$1,000
■	Additional account set-up (per non-individual account)*	$1.00
■	Suspicious Activity Report filing (per occurrence)	$25.00
■	Escheatment filing (per state)	$50.00
*	e.g., business account, trust account, partnership account, etc.

Retirement Accounts (IRA/Roth/Others)
■	Annual maintenance fee per account (may be charged to shareholders)	$15.00
■	IRA transfer/rollover/recharacterization/RMD fee (per occurrence)	$15.00

Document Services
■	Standard applications and forms in electronic format	Included
■	Customized forms	Included

Advanced Reporting Solutions
Annual maintenance fee*	$2,500

Programming and Special Project Fees
Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

Conversion Costs	TBD

Out-of-Pocket Expenses
Out-of-pocket expenses include but are not limited to annual year-end programming fees, copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, tape/disk storage, travel, CPU usage, telephone and long distance charges, retirement plan documents, proxies and proxy services, NSCC participant billing, P.O. box rental, toll-free number, customer identity check fees, bank account service fees and any other bank charges, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of Transfer Agent in its capacity as a service provider to the funds.

Optional Services

Advanced Reporting Solutions – Additional Licenses
■	Additional interactive user license (per license per year)	$1,000
■	Analyst named user license (per license per year)	$2,500
*	Annual maintenance fee includes initial set-up costs plus one interactive use license

Money Market Exchange Vehicles
■	Exception check writing (per set definition, per occurrence)	$2.00
■	One-time set-up fee per money market fund used	$2,000
■	Monthly base fee per money market fund used	$650

NSCC and Fund/SERV Trading
Use of UMB Distribution Services, LLC’s NSCC membership (per fund, per year)
■	Each of first three funds in fund family	$2,000
■	Each additional fund	$1,000

VRU Services
■	One-time VRU set-up fee	$3,000

■	Annual VRU maintenance fee	$2,500
■	VRU charge (per call)	$.40

Internet Services
■	Broker Browser
	☐	One-time set-up fee (standard)	$1,500
	☐	Inquiry	No charge

■	Shareholder Browser
	☐	One-time set-up fee	$7,500
	☐	Annual maintenance fee – up to 50,000 accounts	$7,500
	☐	Annual maintenance fee – over 50,000 accounts	$15,000
	☐	Inquiry (per occurrence)	$.15
	☐	New account set-up, one-time fee per account	$2.50
	☐	Transactions* and account maintenance (per occurrence)	$.50
*	additional purchases, exchanges and redemptions

■	Web-based document mailings*
	☐	One-time set-up fee	$2,500
	☐	Annual maintenance fee	$1,500
	☐	Per shareholder, per mailing	$.15
*	statements, prospectuses, financial reports, etc.

Rule 22c-2 Service Fees
One-time Set-up Fee
Per fund family	$5,000*
*	$2,500 due at time of set-up; $2,500 to be spread over 3 years

Annual Management Fee for STN 22c-2 Services
Billed monthly per CUSIP
■	Per CUSIP, for CUSIPS under $50 million in assets	$2,000/yr.
■	Per CUSIP, for CUSIPS $50 million or more in assets	$3,000/yr.
The Annual Management Fee applies to Transfer Agent’s review and reporting of exception items. Additional reports or requests for data that are outside of the exception-based reporting process are deemed special projects billed at the rate shown in this fee schedule under the heading “Programming and Special Project Fees.” Fees for additional reports or requests for data are not part of the Annual Management Fee.

Out-of-Pocket Expenses
■	One-time fee to initiate STN 22c-2, per fund family	$2,000
■	Monthly fee for STN 22c-2 services

The monthly fee is based on number of CUSIPs participating at time of service initiation. Pricing will increase or decrease based on CUSIP count annually (or more frequently upon occurrence of a merger or similar event) to the appropriate tier based on number of CUSIPs at time of adjustment:

☐	0–15 CUSIPS with up to 750,000 stored records	$700/mo.
☐	16–30 CUSIPS with up to 1.5 million stored records	$1,000/mo.
☐	30+ CUSIPS with up to $2.5 million stored records	$1,200/mo.

A fee of $250 per month will be charged for each additional million records stored beyond the number included as part of the monthly fee.

The above out-of-pocket expenses will increase to the extent that SunGard increases its pricing under the contract between Transfer Agent and FIS.

In addition to the fees noted above, certain third-party fees and expenses (including NSCC charges) may be billed directly by the applicable third-party provider or passed through by Transfer Agent.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

Schedule D
to the
Transfer Agency Agreement
by and between
The Chartwell Funds
and
UMB Fund Services, Inc.

RECORDS MAINTAINED BY TRANSFER AGENT

▪	Account applications

▪	Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

▪	Indemnity bonds for replacement of lost or missing checks

▪	Liquidation, redemption, withdrawal and transfer requests including signature guarantees and any supporting documentation

▪	Shareholder correspondence

▪	Shareholder transaction records

▪	Share transaction history of the Funds